Exhibit 10.1

May 2, 2011

PERSONAL AND CONFIDENTIAL	VIA E-MAIL

Mr. Kevin Claudio
Chief Financial Officer
Helix Wind, Corp.
13125 Danielson Street – Suite 101
Poway, California92064

RE: FINANCIAL ADVISORY AGREEMENT

Dear Kevin:

This letter Agreement (the “Agreement”) confirms the engagement of Himalaya Capital Group Inc (“Himalaya”) by Helix Wind, Corp. (the “Company”) to act as its exclusive financial advisor in connection with identifying potential acquirers and evaluating, prioritizing, and negotiating proposals for the Company, in whole or part, including but not limited to a strategic transaction, which may include a partnership or strategic alliance in which funds are invested or similar type transaction (a “Sale Transaction”).

1.	Services. As part of Himalaya’s engagement, Himalaya will use its commercially reasonable efforts to:

(a)	familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company;

(b)
assist the Company in the preparation and implementation of a marketing plan and in the preparation of a summary describing the Company and its business operations for distribution to potential parties to a Sale Transaction;

(c)	assist the Company in analyzing and evaluating the business, operations and financial position of each suitable prospect for a Sale Transaction;

(d)	assist the Company with its due diligence efforts related to a Sale Transaction;

(e)
assist the Company in structuring and negotiating a Sale Transaction; be available at the Company’s request to meet with its Board of Directors to discuss a Sale Transaction and its financial implications; and

(f)	assist the Company with ongoing financial advisory, integration and consulting services in connection with a Sale Transaction through the Term in Section 4, defined below.

2.
Information Provided to Himalaya.Himalaya does not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to Himalaya by the Company or its representatives. In addition, the Company acknowledges that Himalaya may rely upon, without independent verification, that all information supplied to Himalaya with respect to the Company are true, correct and complete in all material respects and will not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Himalaya not misleading. If at any time during the Term of this Agreement, the Company becomes aware of any material change in any of the information previously furnished to Himalaya, it will promptly advise Himalaya of the change.

3.
Scope of Engagement. The Company acknowledges that Himalaya will not make, or arrange for others to make, an appraisal of any physical assets of the acquirer candidates or the Company. Nonetheless, if Himalaya determines after review of the information furnished to Himalaya that any such appraisal or appraisals are necessary or desirable, Himalaya will so advise the Company and, if approved by the Company in writing, the costs incurred in connection with such appraisal(s) will be borne by the Company.

In order to coordinate Himalaya’s efforts with respect to a Sale Transaction satisfactory to the Company, during the Term (as hereinafter defined) neither the Company nor any representative thereof (other than Himalaya) will initiate discussions regarding a Sale Transaction except through Himalaya. In the event the Company or its management receives an inquiry regarding a Sale Transaction, it will promptly advise Himalaya of such inquiry in order for Himalaya to evaluate such prospective purchaser and its interest and assist the Company in any resulting negotiations.

Himalaya has been engaged by the Company only in connection with the matters described in this Agreement and for no other purpose. Himalaya has not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Himalaya shall not be required to render any advice or reports in writing or to perform any other services except as specifically provided in this Agreement.

4.
Term of Engagement. Our representation will continue from the date the Agreement is executed through December 31, 2011 with Himalaya (the “Term”); provided, however that this Agreement may be terminated by the Company or Himalaya effective upon thirty (30) days’ prior written notice thereof to the other party, such notice not to be delivered earlier than one hundred eighty (180) days from the date hereof. Notwithstanding the foregoing, in the event of termination or expiration of this agreement, Himalaya will be entitled to collect all fees earned and expenses incurred through the date of termination.

The twelve (12) month period immediately following the Term of this Agreement shall be referred to as the Tail Period.  Himalaya shall be entitled to receive, and the Company shall be obligated to pay to Himalaya, all fees defined in this Agreement under Section 5 for any such transaction(s) entered into by the Company during the Tail Period with: (i) any entity introduced to the Company by Himalaya during the Term; or, (ii) any entity with whom Himalaya was working on behalf of the Company or at the Company’s direction during the Term.

5.	Compensation and Expenses.As compensation (“Compensation”) for services rendered by Himalaya hereunder, the Company shall pay to Himalaya the following:

(a)
The Company shall pay to Himalaya aretainer in the amount of Nine Thousand Dollars ($9,000) (“Retainer”) per month of which Four Thousand Five Hundred Dollars ($4,500) is payable upon execution of this Agreement and subsequent payments of Four Thousand Five Hundred Dollars ($4,500) are to be paid on the fifteenth (15th) day and the first (1st) day of every month thereafter. The Retainer shall be a non-refundable advance payment to Himalaya for its good faith efforts in preparing the Company for a Sale Transaction. The Retainer shall be credited against any cash fee to which Himalaya may become entitled under this Agreement.

(b)	Performance-based compensation (“Transaction Fee”) for our services will be as follows:

(i)
If a Sale Transaction is consummated, the Company will pay Himalaya a minimum cash fee, such fee to be earned, due and payable at the closing of the Sale Transaction, equal to Two Hundred Fifty Thousand Dollars ($250,000) at a sale value of less than Three Million Dollars ($3,000,000) and Two Hundred Fifty Thousand Dollars ($250,000) plus Five Percent (5%) of the excess sale value beyond Three Million Dollars ($3,000,000) at a sale value of greater than Three Million Dollars ($3,000,000).

(ii)
If a Sale Transaction is consummated whereby, directly or indirectly, there is a formation of a joint venture, partnership or other business entity with the Company, a fee shall be payable in cash upon the occurrence of such event equal to Eight Percent (8%) of the Transaction Value (as hereinafter defined).

(iii)
If a Sale Transaction is not consummated and the Company is entitled to receive a “termination fee,”“break-up fee,”“topping fee,” or other form of compensation payable in cash or other assets, including, but not limited to, an option to purchase securities from another company (such cash, securities, including in the case of options, the right to exercise such options or other assets hereinafter referred to as the “Break-up Fee”) then the Company shall pay to Himalaya in cash, promptly upon the Company’s receipt of such Break-up Fee, an amount equal to Ten Percent (10%) of such Break-up Fee received. But in no event shall such Ten Percent (10%) payment be greater than the fee calculated pursuant to Paragraph 5.b (i) above. In the event that the Break-up Fee is paid to the Company in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our fee, shall be the fair market value thereof, as the parties hereto shall mutually agree on the day such Break-up Fee is paid to the Company; provided that, if such Break-up Fee includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such payment.

For purposes of this Agreement, "Transaction Value" shall mean the total value of all cash, securities, or other property paid at the closing of a Sale Transaction to the Company or its shareholders or to be paid in the future to the Company with respect to such Sale Transaction as provided below (other than payments of interest or dividends) in respect to the assets of the Company, In the event a Sale Transaction is consummated in one or more steps, including without limitation, any additional consideration paid or to be paid in any subsequent step in the Sale Transaction including payments pursuant to promissory notes delivered to the Company in connection with a Sale Transaction such consideration shall be included in the definition of "Transaction Value". If all or a portion of the Transaction Value paid in the Sale Transaction is other than cash or negotiable securities then the value of such non-cash consideration shall be the fair market value thereof on the date the Sale Transaction is consummated as mutually agreed upon in good faith by the Company and Himalaya. If such non-cash consideration consists of common stock, convertible preferred stock or other convertible security, options, warrants or other rights for which a public trading market for such security or underlying security existed prior to consummation of the Sale Transaction, then the value of such securities shall be determined by the closing or last sales price of such security or underlying security on the date of the consummation of the Sale Transaction. If no public market exists for the common stock, options, warrants or rights issued in the Sale Transaction, then the value of such securities shall be as mutually agreed upon in good faith by the Company's Board of Directors and Himalaya. If such non-cash consideration consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to the consummation of the Sale Transaction or exists thereafter), the value thereof shall be the fair market value of such non-cash consideration. Any amounts payable to the Company, or any affiliate of the Company or any shareholder of the Company in connection with a non-competition agreement or any employment, consulting, licensing, supply or other agreement, to the extent that such amounts payable are greater than what would customarily be paid on an arms-length basis to an employee, consultant, licensee or supplier who had not been acquired, shall be deemed to be part of the consideration paid in the Sale Transaction. If all or a portion of the Total Consideration payable in connection with a Sale Transaction includes future payments, then the Company shall pay Himalaya any additional cash fee, determined in accordance with this section 2, when, and if such payments are paid.

Himalaya will invoice the Company on a monthly basis for actual and reasonable out-of-pocket expenses including travel and entertainment expenses incurred in connection with the rendering of services hereunder; provided however, that Himalaya shall not incur any single out-of-pocket expenses greater than Two Hundred and Fifty Dollars ($250) and One Thousand Dollars ($1,000) in the aggregate without the prior approval of the Company in writing. The Company shall reimburse Himalaya for any costs incurred for collection of Compensation or expenses hereunder, including but not limited to reasonable attorney’s fees and court costs.

6.
Confidentiality.  Neither party shall issue any press release, statement, notice, document or other instrument referring to or mentioning the other without such other party’s prior written consent, except as required by a court of competent jurisdiction and/or applicable laws. The parties further acknowledge that this Agreement and the terms hereof are confidential and will not be disclosed to anyone other than the officers and employees of each such party on a “need to know” basis together with the accountants, advisers and legal counsel of each such party, or as required by law, subpoena or at the request of any regulatory agency. Each party may find it necessary to disclose certain technical or business information which the disclosing party (“Disclosing Party”) desires the receiving party (“Receiving Party”) to treat as Confidential. Confidential information (“Confidential Information”) means any information: (i) disclosed to a Receiving Party by the Disclosing Party, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation announced and unannounced products, disclosed and undisclosed business plans and strategies, financial data and analysis, customer names and list, customer data, funding sources and strategies, and strategies involving strategic business; and, (ii) which is conspicuously labeled and/or marked as being confidential or otherwise proprietary to the Disclosing Party. If information is disclosed orally, then in order to be considered as Confidential Information hereunder, the Disclosing Party shall, at the time of making such disclosure, state that the information is to be consideredconfidential and within five (5) business days following such oral disclosure, confirm in writing the information disclosed together with a confidential label or legend.

The Receiving Party agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Receiving Party shall take at least those measures that the Receiving Party takes to protect its own most highly confidential information, and, except as is expressly permitted in this Agreement, shall not use such Confidential Information for its benefit or for the benefit of any third party, regardless of whether there is no pecuniary benefit. The Receiving Party shall reproduce the Disclosing Party’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.  The Receiving Party shall immediately notify the Disclosing Party in the event of any unauthorized use or disclosure of the Confidential Information.

The Receiving Party's obligations under this Agreement shall not apply to any information which: (a) is already known and in the possession of the Receiving Party prior to the date of disclosure; (b) is rightfully received from any third party without any obligation of confidence; (c) is or becomes publicly available through no fault of the Receiving Party; (d) is independently developed by the Receiving Party without knowledge or use of the Confidential Information of the Disclosing Party; (e) is released with prior written consent of the Disclosing Party; and/or, (f) as may be compelled under court order.

All documents and other tangible objects containing or representing Confidential Information and all copies thereof in possession of the Receiving Party shall be and remain the property of the Disclosing Party and shall be promptly returned or destroyed by the Receiving Party upon request of the Disclosing Party.

7.
Indemnification.The Company will indemnify and hold harmless Himalaya and its affiliates, designees and the respective directors, officers, agents and employees of Himalaya and its affiliates (Himalaya and each such entity or person hereinafter referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, “Liabilities”), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation, whether or not any Indemnified Person is a party and whether brought by the Company or any third party (collectively, “Actions”) (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the information furnished or made available by the Company to any potential participant in a Sale Transaction or by its representatives (including any amendments thereof and supplements thereto) or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in consummating a Sale Transaction); or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided that, in the case of clause (ii) only, the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above.  The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under this Agreement (including, without limitation, its rights under this Section).Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure.  The Company shall, if requested by Himalaya, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Himalaya.  Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless:  (i) the Company has failed promptly to assume the defense and employ counsel; or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm or separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel.  The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld).  In addition, the Company will not, without prior written consent of Himalaya, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.In the event that the foregoing indemnity is judicially determined to be unavailable to an Indemnified Person (other than in accordance with the terms hereof), the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect:  (i) the relative benefits to the Company and its shareholders, on the one hand, and to Himalaya, on the other hand, of the matters contemplated by this Agreement; or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Himalaya, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Himalaya pursuant to this Agreement.  For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to Himalaya, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company’s shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Himalaya under this Agreement.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

If any term, provision, covenant or restriction contained in this Section is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, this Agreement.

In the event Himalaya or any Indemnified Person is:  (i) required to appear as a witness in any action brought by or against the Company or any participant in a transaction covered hereby in which an Indemnified Person is not named as a defendant; or (ii) requested by the Company to appear as a witness or to assist the Company in the preparation of its position in any action brought by or against the Company or any participant in a transaction covered hereby in which an Indemnified Person is not named as a defendant, the Company agrees to reimburse Himalaya for all expenses incurred by it in connection with such party preparing and appearing as a witness or in its assistance to the Company for the preparation of the Company’s position and to compensate Himalaya in an amount to be mutually agreed upon.

8.	Governing Law and Arbitration.

(a) This Agreement shall be governed as to validity, interpretation, construction, effect and in all other aspects by the laws and decisions of the State of New York.  In the event of commencement of any legal action (including but not limited to arbitration) regarding any term or condition of this engagement, such action by this Agreement shall be subject to the jurisdiction of the courts of the State of New York and/or the relevant governing body seated in New York, and each party hereby agrees to be subject and submit to personal jurisdiction by the State of New York, irrespective of such party’s legal residence or domicile.

(b) The parties hereby irrevocably covenant, represent, warrant and agree that: (i) to the maximum extent possible, any and all losses, charges, claims, damages, expenses and liabilities (collectively, “Claims”) and any action or proceeding arising therefrom or pertaining to this Agreement, whether at law or in equity,arising directly or indirectly out of or pertaining to the subject matter hereof (collectively, a “Proceeding”), shall be finally, conclusively and exclusively resolved by binding, confidential and expedited arbitration (instead of being litigated in court); (ii) the arbitration will take place in New York County, in the State of New York, using the American Arbitration Association or its successor (the “AAA”) in the manner and as otherwise set forth herein; (iii) they will use a single, neutral and unaffiliated arbitrator to be chosen from the AAA’s panel of retired judges experienced in commercial disputes and, if one is not available, from their panel of attorneys qualified by education, training and experience to determine the matter to be decided, each of whom will be selected by the AAA from its panel of neutrals located in New York County, in the State of New York; (iv) the arbitration will be heldin accordance with the applicable provisions of this Agreement and, if they are not in conflict, with the AAA’s Streamlined Arbitration Rules in force at the time the arbitration is commenced (collectively, the “Rules”) and pursuant to the United States Arbitration Act, 9 U.S.C. Sections 1 through 16 as it may be amended from time to time (the “Arbitration Act”); (v) to the maximum extent enforceable under the Arbitration Act, this arbitration provision will control if it is inconsistent with the Rules; and (vi) they waive and otherwise relinquish all other forms of obtaining relief, whether granted by statute, regulation or otherwise.  The arbitrator will have the authority to award compensatory damages and equitable relief only.  The failure or refusal of one party to submit to arbitration shall not prevent the arbitrator from rendering a final decision and award based upon the evidence actually submitted to the arbitrator against said party.

Except as expressly permitted by the Rules, or for manifest error of a material fact or law, or the arbitrator having an undisclosed relationship with a party, the award and all decisions made by the arbitrator will be final, binding and conclusive on, and non-appealable, by the parties, and entitled to be enforced by the party determined by the arbitrator to have prevailed (the “Prevailing Party”) to the fullest extent permitted by law.  In making its determination as to which party is the Prevailing Party, the arbitrator is hereby expressly authorized by the parties to carefully consider each party’s initial position and the arbitrator’s final decision to determine which party “substantially” prevailed in their Claim or Proceeding without the necessity of its having prevailed on each of its claims or positions and, if it is possible to do so, to select which party’s initial position came closest to the arbitrator’s final decision, rather than “splitting the difference.”  Judgment on the award may be entered in any court having jurisdiction hereof.

Other than those matters involving any Proceeding necessary to seek a provisional remedy in aid of arbitration, to compel arbitration, to enforce the arbitration award, to stay a Proceeding pending arbitration, or to confirm, modify, vacate or enter judgment on the award rendered by the arbitrator, the parties hereby agree that they will not commence a court Proceeding and the provisions of this Section 11 are a complete defense to any court Proceeding instituted by a party before any tribunal with respect to any Claim.  Notwithstanding the foregoing paragraph, if a court Proceeding is permitted hereunder, the parties irrevocably waive trial by jury.

(c) In the event of a dispute between the parties arising out of or in any way pertaining to the subject matter hereof in which a Claim is made or a Proceeding is threatened or commenced, whether at law or in equity, the parties hereby agree that the Prevailing Party, in addition to all other damages and relief to which it may be entitled or awarded, will also recover from the losing party, all of its Costs, whether they were paid, suffered, sustained or incurred as a result of the dispute or Proceeding or in otherwise defending or asserting its rights hereunder (or in any successful appeal) as well as the additional Costs incurred in seeking, obtaining and enforcing the relief awarded.  As used herein, the term “Costs” collectively means and includes: (i) the full and actual cost of all legal, accounting and other services performed in connection with the Claim or Proceeding for which they are sought (whether provided by in-house or outside counsel) for or on behalf of the Prevailing Party; provided, however, that if said services are billed at their customary rates they will be deemed reasonable; and (ii) such further amounts including fees, costs, expenses, disbursements, court costs, costs of records and transcripts and expert witness and investigative fees, costs and expenses, as will be sufficient to reimburse it for all of its fees, costs and expenses of every kind, in investigating, initiating, settling, or satisfying the Claim or Proceeding, and in seeking indemnification therefor, or defending or appealing the matter in dispute or those incurred or expended in attempting to or collecting any sums so due (including its additional Costs of collection), or in otherwise asserting, enforcing or defending any of its rights hereunder.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE PARTIES ARE HEREBY IRREVOCABLY AGREEING TO HAVE ALL UNRESOLVED CLAIMS ARISING OUT OF OR RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THEIR DEALINGS AND THEIR RELATIONSHIP, WHETHER THEY AROSE BEFORE, CONCURRENT WITH OR AFTER THE EFFECTIVE DATE, DECIDED EXCLUSIVELY BY NEUTRAL ARBITRATION AS SET FORTH HEREIN, ANDARE WAIVING ALL RIGHTS THEY MIGHT OTHERWISE POSSESS TO HAVE THOSE MATTERS LITIGATED IN A COURT OR BY A JURY TRIAL OR AS OTHERWISE PERMITTED BY STATUTE OR REGULATION.  THE PARTIES ARE ALSO HEREBY IRREVOCABLY AGREEING TO GIVE UP THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL EXCEPT TO THE EXTENT THAT THEY ARESPECIFICALLY PERMITTED BY THIS AGREEMENT AND THE AAA.  IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AS AGREED TO HEREIN, IT MAY BE COMPELLED TO DO SO UNDER THE ARBITRATION ACT OR PURSUANT TO FEDERAL OR STATE LAW.  THIS ARBITRATION PROVISION IS A CONTINUING OBLIGATION OF THE PARTIES AND WILL SURVIVE THIS AGREEMENT’S CANCELLATION, EXPIRATION, RESCISSION OR TERMINATION.

9.
Privity.   This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a  party hereto, except those who may entitled thereto by virtue of the provisions of this paragraph  and those persons and entities who are entitled to the benefits of the indemnity provisions thereof.  This Agreement shall inure to the benefit of the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder and their successors and representatives.  This Agreement may not be assigned by any party to an unaffiliated party without the express written consent of the other party hereto.

10.
Severability.If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review, that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid and enforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

12.
Legal Effect.The legal relationship of the parties created by this Agreement is one of independent contractors only and no master-servant, co- or joint-venturers, licensor-licensee, partnership or other such relationship is intended or shall be deemed or construed.

13.	Amendment.No amendment to this Agreement shall be valid unless such amendment is in writing signed by authorized representatives of both Himalaya and the Company.

14.
Waiver.The Company waives, to the fullest extent permitted by law, any claims it may have against Himalaya for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Himalaya shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

15.
Survival.The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any such promise or duty to perform is owed. Therefore, the parties agree that the provisions of paragraphs 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

16.
Entire Agreement.This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

If the foregoing correctly sets forth the understanding between the Company and Himalaya, please sign below where indicated and return the Agreement to Himalaya for counter-signature. We look forward to working with you toward the successful conclusion of this engagement.

Very truly yours,

HIMALAYACAPITAL GROUP INC

By: /s/ Michael L. Shwarts
      Michael L. Shwarts
      Managing Director

Confirmed and accepted as of this 2nd day of May, 2011:

HELIX WIND, CORP.

By: /s/ Kevin Claudio
Kevin Claudio
      Chief Financial Officer